Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE: September 18, 2024	FOR FURTHER INFORMATION: Investors: David M. Lowe, 612-623-6456 Media: Laura Evanson, 612-656-7435 Laura_L_Evanson@graco.com

Graco Inc. Announces New Organizational Structure To Drive Global Growth

MINNEAPOLIS (September 18, 2024) –Graco Inc. (NYSE:GGG), a worldwide leader in commercial and industrial fluid and powder handling systems, announced today a new organizational structure to unlock global growth opportunities and drive sustainable profitability and operational efficiency.

“Establishing a market-oriented global structure will ensure that we are well positioned long term to enter new markets, capitalize on our most significant opportunities and accelerate our growth,” said Mark Sheahan, President and Chief Executive Officer of Graco.

Effective January 1, 2025, the company will move to a global, customer-centric operating structure with four business divisions: Industrial, Expansion Markets, Contractor and Powder. At that time, the South and Central America (SCA), Europe, Middle East and Africa (EMEA), and Asia Pacific (AP) regions, which previously operated independently, will be integrated into the business divisions.

Industrial Division:

The company’s current Industrial and Lubrication Equipment Divisions, along with the Process Transfer Equipment business that is part of the company’s Process Division, will be combined to form the new global Industrial Division. Peter J. O’Shea, current President, Worldwide Lubrication Equipment Division, and President, South and Central America, will serve as President, Industrial Division. In addition, with the integration of regions into the company’s global divisional structure, Anthony J. Gargano, current President, Asia Pacific, will become Global Sales Lead for the Industrial Division.

Expansion Markets:

The new Expansion Markets Division will focus on driving Graco’s inorganic growth in adjacent markets. The company’s existing environmental, semiconductor, high-pressure valves and electric motors businesses, together with select future ventures and acquisitions in new or adjacent markets, will reside within this newly-formed division. Timothy R. White, current President, Worldwide Process Division, will assume the role of President, Expansion Markets Division.

Contractor and Powder Divisions:

The company’s Contractor Equipment Division, renamed the Contractor Division, will be restructured to serve the needs of our global customers. The Powder Division is currently structured as a global business and will continue to operate as it does today. Both divisions will retain their current executive leadership.

“The redesigned organization will simplify our operations, increase speed to market, drive efficiency and create alignment across the enterprise,” said Sheahan. “These strategic changes will better position Graco to put our customers first, innovate, and align our investments with our top growth opportunities.”

Starting January 1, 2025, Graco will classify its business into three reportable segments: Contractor, Industrial and Expansion Markets.

•	The Industrial segment, consisting of the newly formed Industrial Division and the Powder Division.

•	The Expansion Markets segment consisting of the Expansion Markets Division.

•	The Contractor segment, consisting of the Contractor Division, will remain unchanged as a reporting segment relative to prior periods.

The company will report financial results under these reporting segments beginning with the first quarter of 2025. It expects to provide recast segment financial information in connection with its earnings release for the fourth quarter of 2024 as supplemental information on the company’s website at www.graco.com.

Caroline Chambers, President, EMEA, will depart Graco on December 31, 2024 after assisting with the transition.

“Caroline has significantly contributed to Graco’s success over the course of her career, most recently as the leader of our EMEA regional team,” said Sheahan. “She has been unwavering in her dedication to serving the best interests of the company and its customers. I extend my sincerest appreciation for her many years of service and leadership, and wish her the best of success in her future endeavors.”

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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